Exhibit (r)(3)

PARTNERS CAPITAL Global Code of Ethics May 2024 Private and Confidential Not for External Distribution Global Code of Ethics – Last Revised: May 2024

Global Code of Ethics

Table of Contents

TABLE OF CONTENTS	2
PURPOSE	3
STANDARD OF CONDUCT	3
NFA ETHICS TRAINING	4
CONFIDENTIAL INFORMATION	4
MATERIAL NON-PUBLIC INSIDE INFORMATION	5
FIDUCIARY DUTY AND CONFLICTS OF INTEREST	5
Own Account Investments	6
Inducements	6
Gifts and Entertainment	6
Outside Business Activities, Service as a Director or Member of Investment Committee	7
Client Asset Manager Investments	7
PERSONAL ACCOUNT DEALING POLICY	7
Personal Trading	8
Designated Brokers	10
Pre-clearance	10
Excessive Trading/Trading Volume	11
Holding Periods	11
Blackout Periods	11
Prohibited Transactions	12
Restricted List And Employee Restricted List	12
Employee Reporting	12
Exceptions	13
UNFAIR TREATMENT OF CERTAIN CLIENTS VIS-A-VIS OTHERS	14
PAY-TO-PLAY RESTRICTIONS	15
EMPLOYEE’S RESPONSIBILITY TO KNOW THE RULES AND COMPLY WITH APPLICABLE LAWS	15
APPENDIX A – PARTNERS CAPITAL GROUP ENTITIES	17
APPENDIX B – COMPLIANCE TEAMS CONTACT	18
APPENDIX C – NFA TRAINING	19
Content	19
Training Providers	19
Training Format	20
Frequency	20
Documentation	20

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Purpose

The purpose of the Global Code of Ethics (the “Code”) is to set forth certain key guidelines that have been adopted by Partners Capital Investment Group, LLP and its affiliates (the “Firm” or “Partners Capital”) as policy for the guidance of all personnel (including directors, partners, officers, full-time employees, part-time employees and contractors, each an “Employee” and together “Employees”), in accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”), and to specify the responsibility of all Employees of Partners Capital to act in accordance with their fiduciary duty to clients of the Firm (each a “Client” and together, “Clients”) and to comply with applicable laws and regulations, including, but not limited to, local securities laws, governing their conduct. Careful adherence is essential to safeguard the interests of the Firm and its Clients. The Firm expects that all Employees will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust. See Appendix A for a list of the Partners Capital entities covered by this Code, and this list may change from time to time.

Standard of Conduct

All Employees of the Firm must conduct themselves in full compliance with all applicable Federal Securities Laws1, as well as local laws and regulations governing the securities industry. In particular, an Employee should be familiar with those laws and regulations governing “insider trading”, ethical standards and fiduciary duties. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult their local compliance team (“Compliance”). Failure to comply with such laws and regulations or this Code may result in sanctions and possibly, depending on the circumstances, immediate dismissal. Please see Appendix B for contact information regarding your local Compliance team.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Firm, the following types of activities are strictly prohibited:

1)	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its Clients is a participant;

1 Federal Securities Laws include: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Biley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

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2)	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Firm has made to such person, in light of the circumstances under which they are made, not misleading; and
3)	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Client or prospective client.

Additionally, Employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired (as defined in Rule 17j-1(a)(10)) by any Investment Company2:

•	employ any device, scheme, or artifice to defraud the Investment Company;
•	make any untrue statement of a material fact to the Investment Company or omit to state a material fact necessary in order to make the statements made to the Investment Company, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Investment Company; or
•	engage in any manipulative practice with respect to the Investment Company

NFA Ethics Training

Partners Capital Investment Group, LLP is a member of the National Futures Association (the “NFA”) and as a result, the Firm is required to comply with the Commodity Futures Trading Commission (the “CFTC” or the “Commission”) ethics training requirements. Please see Appendix C for additional information.

Confidential Information

An investment adviser has a fiduciary duty to its clients not to divulge or misuse information obtained in connection with its services as an adviser. Therefore, all information, whether of a personal or business nature, that an Employee obtains about a Client’s affairs in the course of employment with the Firm should be treated as confidential and used only to provide services to or otherwise to the benefit of the client. Such information may sometimes include information about non-clients, and that information should likewise be held in confidence. Even the fact that the Firm advises a particular Client should ordinarily be treated as confidential.

Employees should not disclose the composition of any Investment Company portfolios without obtaining consent from Compliance, as Federal Securities Laws and/or the Investment Company’s policies may limit the dissemination of such information, and selective dissemination could be viewed as favoritism. Requests for information regarding an Investment Company’s holdings from outside entities should be forwarded to Compliance, who will determine their disposition on a case-by-case basis.

2 Investment Company means an investment company registered under the Investment Company Act of 1940.

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Employees must not repeat or disclose confidential information received from or about Clients outside the Firm to anyone, including relatives, friends or strangers. Any misuse of confidential information about a Client is a disservice to the Client that may cause both the Client and the Firm substantial injury. Failure to comply with this policy may have very serious consequences for Employees and for the Firm, including the possibility that Employees might be criminally prosecuted for misusing the information. Please refer to the Firm’s Global Confidential Information policy.

Material Non-Public Inside Information

All Employees are reminded that purchasing or selling securities on the basis of, or while in possession of, material non-public information (“MNPI”) for their own, for a Client’s or for the Firm’s account is a crime punishable by imprisonment as well as large fines. “Tipping” another person who engages in such activities is also a crime. Please refer to the Firm’s Global Insider Trading policy for additional information.

Fiduciary Duty And Conflicts Of Interest

The Firm and its Employees have a fiduciary duty to Clients to act for the benefit of Clients and to take action on Clients’ behalf before taking action in the interest of any Employee or the Firm. The cornerstones of the fiduciary duty are the obligations to act for Clients’ benefit and to treat Clients fairly. Clients may therefore expect their fiduciaries to act for the Clients’ benefit and not in their own when a conflict of interest between the Client and the fiduciary arises. No Employee should ever enjoy an actual or apparent advantage over the account of any Client.

This Code attempts to highlight and address many of the common conflicts of interest that may arise between the Firm and its Employees on the one hand and Clients on the other, and also between different Client accounts. It is not possible for every conflict to be addressed in the Code, however, and Employees should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein and should promptly raise any such conflicts of which they become aware with Compliance.

The manner in which any Employee discharges its fiduciary duty and addresses a conflict of interest depends on the circumstances and facts regarding each situation. Sometimes, the general disclosure of common conflicts of interest may suffice. In other circumstances, explicit consent of the Client to the particular transaction giving rise to a conflict of interest may be required or an Employee may be prohibited from engaging in the transaction regardless of whether the client consents.

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A Client’s consent will not in all cases insulate the Employee against a claim of breach of the Employee’s fiduciary duty. Full disclosure of all material facts must be given if consent is to be effective. As a result, consents concerning possible future breaches of laws will not work. In addition, a Client under the control and influence of an Employee or who has come to rely on the Employee’s investment decisions cannot effectively consent to a conflict of interest or breach of fiduciary duty. Consent must be competent, informed and freely given.

The duty to disclose and obtain a Client’s consent to a conflict of interest must always be undertaken in a manner consistent with the Employee’s duty to deal fairly with the Client. Therefore, even when taking action with a Client’s consent, each Employee must always seek to assure that the action taken is fair to the Client.

All Employees are required to adhere to these policies and must report any exceptions from these policies to Compliance. If any Employee is faced with any conflict, or perceived conflict, he or she is required to consult Compliance prior to taking any action. Please refer to the Firm’s Global Conflicts of Interests policy for additional information.

Own Account Investments

Partners Capital recommends only what we believe are the best asset managers in which Clients should invest. In managing its Pooled Vehicles Partners Capital is guided by what we regard as being in the best interest of the relevant fund and its investors.

Inducements

Partners Capital does not look for or accept inducements from Clients, prospective clients, asset managers or other service providers. We will negotiate discounts in fees and rebates of commissions to achieve the lowest possible cost for Clients, and such discounts or rebates will be passed directly back to the Clients concerned.

Commissions: Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement to pay commissions at a rate that is better than the rate available to Clients through similar negotiations.

Gifts and Entertainment

The Firm holds Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes around the world are broadly written, so Employees should consult with Compliance if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Please refer to your local Gifts and Entertainment policy for specific policies and procedures regarding any business entertainment and gifts accepted from Clients, prospective clients, suppliers, service providers or asset managers.

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Outside Business Activities, Service as a Director or Member of Investment Committee

Any Employee who wishes to engage in outside business activities, serve as an officer or director of any company, or of any organization where such duties might require involvement in investment decisions, or who wishes to serve on the investment committee of any organization, must obtain the prior approval of Compliance, which may be granted only if such service shall not create a conflict with such Employee’s fiduciary duty to Clients.

Please refer to the Firm’s Global Outside Affiliations policy for specific policies and procedures.

Client Asset Manager Investments

In several cases, our clients, shareholders, or directors operate or are otherwise employed by asset management businesses in which we might choose to invest. As a general rule, such funds are usually subjected to a higher level of scrutiny given the appearance of a possible conflict of interest. Please refer to the Firm’s Global Conflicts of Interests policy for additional information.

Personal Account Dealing Policy

This policy applies to all Access Persons at Partners Capital. Under the Advisers Act, Access Persons include any partners, officers, directors (or other persons occupying a similar status or performing similar functions) and personnel (both full-time and part-time) who have access or may have access to non-public information regarding Clients’ purchases or sales of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are non-public. Because Partners Capital’s primary business is providing investment advice, the Advisers Act presumes that all directors, officers, employees (full-time and part-time) and partners are deemed to be Access Persons, and therefore, as a matter of company policy Partners Capital treats all Employees as Access Persons.

With the pre-approval Compliance, certain independent, external directors may be exempted from the Access Persons reporting requirements if measures are in place to assure the independent director has no access to non-public information regarding clients’ purchases or sales of securities, or to non-public securities recommendations to Clients. Independent, external directors who are exempt from the Access Person reporting requirements do not have access to information on decisions regarding asset manager investments and securities. The Global Chief Financial Officer reviews and signs off on the Board agenda and any materials (e.g., reports and disclosures) prior to each meeting to ensure that Client investment related matters are not discussed.

In determining that certain independent, external directors may be exempted from the reporting requirements, the Board of Directors has also given consideration to (i) the nature of Partners Capital’s business and its security review and approval process, (ii) the type of clients that Partners Capital has and (iii) the role of an independent director at Partners Capital.

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With respect to item (iii), the Board’s primary responsibilities are to determine the strategic direction of the firm, to ensure effective organizational and financial planning, to ensure adequate resources are deployed, and to approve the Partners’ compensation. As a result, independent directors are not involved in day to day Client activities, including manager/investment selection, Client interaction, or portfolio construction. The Internal Investment Committee, which meets once a month, is responsible for the due diligence, selection and ongoing monitoring of almost all securities/investments recommended to Clients. Thus, there is clear separation between the security/investment selection process and the governance/strategic structure of the firm.

Personal Trading

Because of Partners Capital’s size and the range of duties that Employees may have, all Employees are considered to be “Access Persons,” and “Access Person” procedures, standards and restrictions therefore apply to all Employees. Many of the procedures, standards and restrictions in this Section govern holdings and transactions of “Reportable Securities” in “Covered Accounts.” Covered Accounts include each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest.” The below list is not exhaustive but may guide employees in determining what constitutes a ‘Covered Account’:

•	A standard brokerage account where the Employee may purchase and hold a wide range of financial products.
•	Any retirement account for which the Employee conducts the Employee’s own trading or have a beneficial ownership interest (as defined below) e.g., IRA, 401k, SIPP, etc.
•	Any tax efficient wrapper accounts in which financial products may be traded e.g., a 529 Plan or an ISA.
•	Options accounts.
•	Futures accounts.
•	Any accounts where the holder or beneficial owner may gain exposure to underlying stocks by use of a particular product or service provider e.g. spread betting.

Reportable Securities include almost every type of security, including, but not limited to:

•	Shares of stock (public and private companies)
•	Ownership units in a private company or partnership
•	Corporate and municipal bonds
•	Bonds convertible to stock
•	Shares of exchange traded funds (ETFs)
•	Shares of closed-end mutual funds
•	Options on securities (including options on stocks and stock indexes)
•	Security futures

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Reportable Securities DO NOT include the following:

•	direct obligations of the U.S. Government;
•	bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments;
•	shares issued by unaffiliated money market funds;
•	shares issued by unaffiliated open-ended registered investment companies (or in geographies outside of the US, any publicly listed funds);
•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end registered investment companies; and
•	Cryptocurrencies that are not securities (but NOT derivatives with cryptocurrencies as the underlying asset)

Exceptions from reporting are discussed under the “Exceptions” sub-section below.

If an Employee is in doubt as to whether their account or an account in which they have a beneficial interest is a ‘Covered Account’ then they should check with Compliance.

Beneficial ownership interest has a very broad meaning, discussed more completely below, and can include accounts of corporations owned by the Employee and accounts owned by certain family members. An Employee has a “beneficial ownership” interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee’s immediate family members3 who live full time in the Employee’s home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are as follows:

1.	By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;
2.	By others for the Employee’s benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, immediate family member sharing the same household, executors or administrators;
3.	For an Employee’s account by a pledge;

3 17 CFR 240.16a-1(a)(2)(ii)(A) defines immediate family as any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

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4.	By a trust in which an Employee has an income or interest unless the Employee’s only interest is to receive principal if (a) some other remainder dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;
5.	By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family living in the same household has an income or interest in the trust.
6.	By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;
7.	By any non-public partnership in which the Employee is a partner;
8.	By a personal holding company controlled by the Employee alone or jointly with others;
9.	In the name of the Employee’s spouse unless legally separated;
10.	In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee’s home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee’s home;
11.	In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;
12.	In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or re-vest title in himself/herself.

This broad definition of “beneficial ownership” is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her reports a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

Designated Brokers

All Employees are required to maintain their Covered Accounts that hold or transact in Reportable Securities at one of the designated brokers approved by Compliance (“Designated Brokers”). Please refer to the Compliance Omni page for a current list of Designated Brokers by region. Limited exceptions may be granted in exceptional circumstances on a case-by-case basis and must be approved by Compliance.

Pre-clearance

Without the prior approval of Compliance, no Employee may engage in any of the following for any Covered Account:

•	Purchases of securities issued in an initial public offering (“New Issue Securities”); or

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•	Purchases of securities offered in a “private placement e.g. hedge funds, private equity funds, crowdfunding etc.; and
•	Investments in Partners Capital Pooled Vehicles (to be pre-cleared via the Private Placement tab in ComplySci)
•	Transactions (including purchases and sales) of Reportable Securities (as defined above), including the following:
o	Investment companies advised, sub-advised or otherwise affiliated with Partners Capital

The pre-approval must be obtained, documented and tracked using ComplySci.

Compliance will consider, among other factors, whether the investment opportunity should be reserved for client accounts, whether the investment opportunity is being offered to the Employee by virtue of his or her position with the Firm, or whether the security is on the Restricted List or Employee Restricted List, as described below.

If a transaction is approved, the order for the transaction must be placed within 48hours of the day the approval. Unless otherwise specified by Compliance, limit orders where there is no further involvement from the Employee prior to the order being executed by the broker do not have a time limit as long as the order is placed by the Employee within the normal 48 hour period.

It is appreciated that Employees (full-time and part-time), Partners, Officers and Directors will from time to time need to manage their personal investments during office hours. However, “day trading” of any kind is not encouraged because of the continuous price monitoring that is required.

Excessive Trading/Trading Volume

Employees are prohibited from effecting more than ten (10) single name equity trades per calendar quarter.

Holding Periods

Employees are prohibited from purchasing and selling, or selling and purchasing the same or equivalent single name equity within ninety (90) calendar days. Limited exceptions of the holding period may be granted in exceptional circumstances on a case-by-case basis and must be approved by the Global CFO.

Blackout Periods

Employees are prohibited from transacting in certain securities that are traded by Clients during designated blackout periods. Such securities will be monitored by Compliance and included on the Employee Restricted List as applicable.

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Prohibited Transactions

Employees are prohibited from:

•	Transacting in the following types of securities:
o	Contracts for difference (CFDs)
o	Single stock ETFs
o	Derivatives whose underlying assets are equities
•	Short selling
•	Trading restricted securities (please see section below)

Restricted List And Employee Restricted List

Partners Capital maintains a Restricted List and an Employee Restricted List. Employees may not trade in a security included on the Restricted List or Employee Restricted List, unless given prior written approval by Compliance. Such approval will only be given in exceptional circumstances. New Employees will have 10 calendar days from the commencement of employment in which they may divest all current securities on the Restricted List and/or Employee Restricted List. New Employees may also choose to transfer any holdings on the Restricted List and/or Employee Restricted List to a blind trust within this 10-day period. Any such divestments or transfers should be precleared with Compliance. After the end of the 10-day period, all new Employees will be subject to the full effect of the Restricted List and Employee Restricted List.

Please refer to the Firm’s Global Restricted List and Global Insider Trading policies for additional information.

Employee Reporting

Each Employee must submit the following reports, using the ComplySci Risk & Compliance Platform (“ComplySci”), which must be periodically reviewed by Compliance:

Report of Holdings.

Each new Employee must submit a holdings report within ten calendar days of commencement of employment. Thereafter, each Employee must submit an annual holdings report by end of January each year disclosing to Compliance the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a “beneficial ownership interest”. Such reports must be current as of a date not more than 45 calendar days prior to the Employee joining the firm (for an initial report) or the date the report is submitted (for the annual report). The holdings report should contain the following information:

•	title and type of security, identifier (i.e. ticker, IBAN or CUSIP), number of shares, and principal amount of each reportable security;

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•	name of broker/bank; and
•	the date the Employee submits the report.

Quarterly Reports.

Each Employee must report to Compliance within 30 calendar days after the end of each calendar quarter any newly opened accounts and all securities transactions in all of the Employee’s Covered Accounts during the preceding quarter, including the following information:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the Employee submits the report.

In filing holdings and transaction reports, Employees must note that:

a.	Each Employee must file a transaction report every quarter whether or not there were any reportable transactions.
b.	Transaction reports must show all sales, purchases, or other acquisitions or dispositions, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.
c.	No verbal confirmations from Employees are accepted as holdings or transaction reports.

Exceptions

Employees need not report quarterly transaction reports:

(i)	effected pursuant to an automatic investment plan, including but not limited to accounts such as Parametric, Nutmeg (however, any transaction that overrides or changes the pre-set contribution schedule or allocations under such plan should be reported),
(ii)	with respect to securities held in accounts over which the Employee has no direct influence or control (including but not limited to a blind trust),
(iii)	in the non-Reportable Securities.

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With respect to (i) and (ii) above, any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making its determination, Compliance may ask for supporting documentation such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control”.

Any Employee who claims they have no direct or indirect influence or control over an account is required to complete an Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter. The Exempt Accounts Certification should be completed in ComplySci.

Reliance on this independent or separately managed account exception is conditioned on the Firm’s receipt of the Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by Compliance. Employees should consult with Compliance, before excluding any accounts, including those held by immediate family members sharing the same household. Unfair Treatment Of Certain Clients Vis-A-Vis Others

An Employee who handles one or more Clients may be faced with situations in which it is possible to give preference to certain Clients over others. Employees must be careful not to give preference to one Client over another even if the preferential treatment would benefit the Firm or the Employee.

For example, an Employee should not (i) provide better advice to a large, prestigious Client than is given to a smaller, less influential one, (ii) give sale advice to one Client ahead of another, or (iii) direct securities of a limited supply and higher potential return to particular Clients because they generate larger fees for the Firm.

As in other instances, the fiduciary duty of an Employee to a Client must govern the Employee’s actions in each situation and the extent of the fiduciary duty of an Employee to a Client is determined by the specific relationship between the parties and the reasonable inferences to be drawn from the relationship. In the absence of express or implied agreements between the parties, usage and custom should be used to determine how an Employee should discharge his or her duty. Each situation should be examined closely to determine whether the Client has consented to the Employee’s actions favoring another Client and whether the resulting relationship with the Client which was not favored is fair and consistent with the securities laws. If a question arises about action that may give rise to a conflict of interest involving preferential treatment of one Client over another, an Employee should consult with Compliance prior to taking any action.

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Please refer to the Firm’s Global Conflicts of Interests policy for additional information.

Pay-To-Play Restrictions

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to the Firm. For example, local federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors. Employees are strictly prohibited from making payments or gifts of value to any outside party, including any government official or political candidate or official to create the appearance for the purpose of securing or retaining business for the Firm, or influencing any decision on behalf of the Firm. Employees are required to report all political contributions. Please refer to the Firm’s Global Political Contributions policy for additional information.

Employee’s Responsibility To Know The Rules And Comply With Applicable Laws

Employees are responsible for their actions under the law and therefore are required to be sufficiently familiar with applicable federal, state and local securities laws and regulations to avoid violating them. It is the policy of the Firm to comply with all applicable laws, including securities laws, in all respects. Each Employee must promptly report any violation of the Code of which they become aware to Compliance, regardless of whether the violation was committed by the Employee or another Employee. Compliance shall consider whether it is appropriate to protect the confidentiality of the identity of an Employee reporting a violation by another Employee. It is the strict policy of the Firm that no Employee shall be subject to any form of retaliation in connection with reporting a violation of the Code, and any person found to have engaged in retaliation may be subject to dismissal or other sanction.

Nothing in this Code prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”) or other authorities, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from Compliance, Chief Executive Officer, Chairman or any other person or entity affiliated with the Firm to make any such reports or disclosures and do not need to notify Partners Capital that they have made such reports or disclosures. Additionally, nothing in this Code prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity. Please see the Firm’s Global Whistleblower Policy for additional information.

Each time the Code is updated or revised, Employees must certify that they have read and understood this Code, that they will conduct themselves professionally in complete accordance with the requirements and standards described here and that they are not aware of any violations of the Code during the prior year. The Firm’s current form of compliance certificate is usually completed in ComplySci.

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Compliance Reporting

If Compliance determines that a material violation of this Code of Ethics has occurred, Compliance will promptly report the violation, and any associated action(s), to the Investment Company’s Board of Directors/Trustees (“Board”) pursuant to Rule 17j-1.

Before initially retaining the services of Partners Capital, the Code must be approved by the Investment Company’s Board of Directors/Trustees, and the Board must receive from Partners Capital a certification that it has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1(a)(1)) from violating the Code. The Investment Company’s Board must approve a material change to the Code no later than six months after adoption of the material change.

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Appendix A – Partners Capital Group Entities

➢	Partners Capital Investment Group LLP

➢	Partners Capital LLP

➢	Partners Capital Asia Limited

➢	Partners Capital Investment Group (ASIA) PTE LTD

➢	Partners Capital Europe SAS

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Appendix B – Compliance Teams Contact

North America: us-compliance@partners-cap.com

Europe and Asia: UKCompliance@partners-cap.com

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Global Code of Ethics

Appendix C – NFA TRAINING

In October 2001, the CFTC issued a Statement of Acceptable Practices (“Statement”) in connection with ethics training. This Statement replaces the Commission’s prescriptive ethics training rule and allows flexibility in the format, frequency and providers of ethics training, permitting each firm to tailor its training program to better suit its own operations. By the same token, this shifted the responsibility to each firm to adopt and implement an appropriate ethics training scheme. The Commission intended that the compliance with the Statement’s principles would serve as a “safe harbor” concerning acceptable procedures for ethics training programs and topics that ethics training programs should address. Because the Statement is fairly general in nature, however, Members have requested that NFA provide additional information to assist them to comply with their ethics training requirement.

Ethics training is one of a Member’s supervisory obligations under NFA’s Compliance Rule 2-9. The repeal of the specific regulations relating to ethics training does not diminish Members’ and Associates’ obligation to diligently supervise its employees. Professional ethical standards remain an essential element of each Member’s business model. The use of well-designed ethics training programs supports each Member’s supervision of its employees and business activities. Like any other business process, remaining aware of changing industry standards and ensuring high ethical standards is an on-going effort. Developments in technology, commercial practices and regulations and other changes will have ethical ramifications associated with them. Good business practice dictates that employees receive periodic training to keep them cognizant of these developments and their ethical implications.

Content

The topics that are included in the Partners Capital ethics training are:

1.	An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;
2.	The registrant’s obligation to the public to observe just and equitable principles of trade;
3.	How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;
4.	How to establish effective supervisory systems and internal controls;
5.	Obtaining and assessing the financial situation and investment experience of customers;
6.	Disclosure of material information to customers; and
7.	Avoidance, proper disclosure and handling of conflicts of interest.

Training Providers

It is acceptable to obtain ethics training sponsored by independent persons, firms, or industry associations and Partners Capital has selected Walsh (http://walshagencyinc.com/index.html). We have ensured Walsh is qualified and we have obtained proof that the provider has completed relevant proficiency testing and have three years of relevant industry experience, or similar experience.

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Last Revised: May 2024

Global Code of Ethics

Other providers can be found on the NFA website.

Training Format

Ethics training may be provided through a variety of media, including the internet, audiotapes, computer software, and videotapes, as well as in-person courses. Less formal methods of training are also permitted, including distribution of periodicals, legal cases and advisories.

Frequency

Partners Capital requires that all Associated Persons (as defined by the NFA) must receive training at least every three years and within six months of becoming an Associated Person. Please note that this training requirement only applies to certain Employees (i.e., Associated Persons, as defined by the NFA) and does not apply to all Partners Capital Employees.

Documentation

The Firm keeps records of Associated Persons’ certificates.

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Last Revised: May 2024